Exhibit 10.1.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement between GLG Partners, Inc. (“GLG”) and Alejandro San Miguel (the “Employee”) is made on this 17th day of March, 2010 with effect as of January 1, 2010 (this “Agreement”).
GLG and the Employee hereby agree to the continued employment of the Employee by GLG on the following terms and conditions:
1.	Commencement of Employment; Term of Agreement
1.1	The Employee’s employment under this Agreement commenced on January 1, 2010.
1.2	The initial term of the Employee’s employment under this Agreement shall continue until December 31, 2010, unless such employment is sooner terminated pursuant to the provisions of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term and any one-year extension thereafter, the Initial Term or the extended term, as applicable, shall be automatically extended for one additional year unless either party hereto gives the other party at least six (6) months of advance written notice that he or it does not want such extension to occur (a “Notice of Non-Extension”), in which case the Initial Term or the extended term, as applicable, will not be further extended. Notwithstanding any extensions beyond the Initial Term, the Employee’s employment may be sooner terminated pursuant to the provisions of this Agreement. Hereinafter, the period of the Employee’s employment under this Agreement, including beyond the Initial Term if applicable, will be referred to as the “Term.”

2.	Duties

2.1	The Employee shall, during the Term, serve GLG in the capacity of General Counsel and Corporate Secretary. The Employee’s duties shall include, but not be limited to, those typical of the chief legal officer of a United States publicly traded financial services company and its corporate secretary, and such other duties as may be required by GLG from time to time consistent therewith, or where not, by agreement between the parties hereto.

2.2	During the Term, the Employee shall:
(a)	at all times and in all respects conform to and comply with the lawful and reasonable directions of GLG, and, to the extent applicable to the Employee, conform to and comply with all rules or codes of conduct and statements of principle in force from time to time and/or required by any regulatory body in relation to the business of GLG or any of its subsidiaries (collectively, the “GLG Entities”);

(b)	unless prevented by sickness or other incapacity, or otherwise as directed by GLG, devote the whole of his time, attention, and abilities during hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the GLG Entities;

(c)	work at GLG’s offices in New York City, New York or such other place of business of GLG in the New York City greater metropolitan area as GLG may reasonably require for the proper performance of the Employee’s duties; provided that the Employee shall be required to travel frequently and/or for extended, reasonable periods of time for business purposes, including to any other office maintained by any of the GLG Entities; and

(d)	not, without the prior written consent of GLG, directly or indirectly carry on or be engaged, concerned, or interested in any other business, trade, or occupation that is in competition with the business of any GLG Entity, other than as a holder directly or through nominees of not more than three percent (3%) in the aggregate of any class of shares, debentures, or other securities in issue from time to time of any company that is publicly-traded on any recognized stock exchange.
2.3	The Employee shall not, without the prior consent of GLG, either directly or indirectly, publish any opinion, fact, or material, or deliver any lecture or address, or participate in the making of any film, radio broadcast, or television transmission, or communicate with any representative of the media or any third party (a) relating to the business or affairs of the GLG Entities, or relating to any of their officers, employees, members, partners, clients, suppliers, distributors, agents, or shareholders, or (b) relating to the development or exploitation of Intellectual Property (as defined in clause 10.1). For the purpose of this clause, “media” shall include television (terrestrial, satellite, and cable), internet, radio, newspapers, and other journalistic publications. This clause 2.3 will not apply to communications made by the Employee to any attorney, accountant, investment banker, or other professional and advisor of any GLG Entity to the extent such communication is reasonably consistent with the Employee’s duties to GLG.

3.	Salary

3.1	During the Term, GLG will pay the Employee a salary in cash at a rate equal to a gross amount of $500,000 per annum, from which tax and other withholdings will be deducted. This amount will be paid to the Employee in equal monthly installments.

4.	Bonus

4.1	The Employee will, during the Term, be eligible for a discretionary bonus, payable by GLG on an annual basis, from which tax and other withholdings will be deducted.

Bonuses are based on numerous factors, including the performance of the GLG Entities and the Employee’s individual contribution, and, except as otherwise set forth in this clause 4, are not guaranteed. Any bonus will be paid in cash, except to the extent that GLG determines, in its sole discretion, to pay all or a portion of such bonus in the form of an equity award or awards under GLG’s equity incentive plan as in effect from time to time, provided that any such determination by GLG applies equally, and to the same extent, to the Employee and all other similarly-situated employees and service providers of the GLG Entities. Notwithstanding the prior sentence, any bonus paid to the Employee under clauses 4.2 and 4.3 will be paid in cash except to the extent the Employee consents otherwise.

4.2	During the Term, subject to clause 4.4 and assuming that the Employee is employed by GLG for the full calendar year and not under any period of notice, the Employee will be paid a bonus each year at least equal to the lesser of (a) $1 million, or (b) the amount that, when added to the salary paid to him during such year, will equal the maximum amount that may be paid to the Employee for such year without GLG losing the deduction for employee remuneration under Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”) provided that the Company shall be eligible for such deduction with respect to Employee. In the event that the Employee is not employed for a full calendar year or is under a period of notice for part of the calendar year (such as, potentially, the year in which the Employee’s employment with GLG terminates), the Employee’s minimum bonus under this clause 4.2 will be prorated on a straight-line basis (e.g., if he is employed for three months during the year, he will receive 25% of the minimum bonus determined under this clause 4.2).

4.3	During the Term, subject to clause 4.4 and assuming that the Employee is employed by GLG for the full calendar year and not under any period of notice, GLG will recommend to the Compensation Committee of the Board of Directors of GLG (the “Compensation Committee”) that the Employee be paid a bonus each year that, when added to any bonus paid to the Employee for such year under clause 4.2, will equal at least $1 million. To the extent necessary to ensure that GLG will not lose the deduction for employee remuneration under Section 162(m), any bonus under this clause 4.3 may be conditioned upon the achievement of performance goals established in accordance with Section 162(m). In the event that the Employee is not employed for a full calendar year or is under a period of notice for part of the calendar year (such as, potentially, the year in which the Employee’s employment with GLG terminates), the Employee’s bonus under this clause 4.3 will be prorated on a straight-line basis (e.g., if he is employed for three months during the year, he will receive 25% of the bonus determined under this clause 4.3).

4.4	In order to be eligible to receive any bonus under this clause 4, except as otherwise provided in clause 8, the Employee must be actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination)

on the date that bonuses are paid to other similarly-situated employees and service providers of the GLG Entities. Bonuses are normally paid in January of the year following the year in which such bonuses are earned, but in all cases the Employee will be paid his bonus, if any, no later than March 15 of the year following the year in which his bonus is earned.
5.	Equity Incentive Awards

5.1	The Employee shall receive such equity incentive awards as the Compensation Committee may determine in its sole discretion from time to time, and such awards may be conditioned upon the achievement of performance goals established in accordance with Section 162(m). Such equity incentive awards may include, without limitation, grants of stock options, stock appreciation rights, restricted stock, and/or restricted stock units. The terms and conditions of each equity incentive award will be set forth in a definitive award agreement to be entered into by the parties hereto, including a provision that such award will become fully vested at such time as Noam Gottesman no longer serves as GLG’s Co-Chief Executive Officer or Chief Executive Officer.

5.2	Notwithstanding anything in this clause 5 to the contrary, the Employee will only receive an equity incentive award if, at the time the award is granted, he is actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination).

6.	Expenses

6.1	GLG shall reimburse the Employee in respect of all reasonable travelling, accommodation, entertainment, and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in or about the performance of his duties, including, without limitation, cell phone and blackberry services expenses, provided that any expense claims are supported by relevant documentation and are made in accordance with GLG’s expenses policy from time to time in force. Notwithstanding the prior sentence, for all business-related travel, the Employee will be entitled to reimbursement for first class airfare and hotel of his choosing, subject to the Employee exercising reasonable professional judgment in incurring such expenses.

7.	Benefits and Vacation

7.1	During the Term, and provided that the Employee satisfies, and continues to satisfy, any individual plan eligibility requirements, the Employee shall be entitled to participate in, and receive benefits under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, or other employee benefit plan made available by GLG to its senior employees based in its New York City offices. In addition, during the Term, the Employee will be provided with fringe benefits to the same extent that such benefits are provided by GLG to its senior management employees. Any such plan or benefit arrangement may be amended, modified, or terminated by GLG from time to time with or without notice to the Employee.

7.2	During the Term, GLG will provide the Employee with an experienced executive assistant, hired by the Employee on behalf of GLG pursuant to terms acceptable and approved in advance by GLG’s Co-Chief Executive Officers (or if there is only one Chief Executive Officer, then by that individual).

8.	Termination of Employment

8.1	By the Employee Without Good Reason. The Employee may terminate his employment without Good Reason (as defined in clause 8.4) by giving to GLG not less than three (3) months of notice in writing. The delivery of a Notice of Non-Extension under clause 1.2 by the Employee to GLG will be treated as a termination without Good Reason by the Employee.

8.2	By GLG Without Cause. GLG may terminate the Employee’s employment without Cause (as defined in clause 8.3) by giving to the Employee not less than six (6) months of notice in writing. The delivery of a Notice of Non-Extension under clause 1.2 by GLG to the Employee will be treated as a termination without Cause by GLG.

In the event of a termination without Cause, GLG will pay to the Employee, within thirty (30) days of his employment termination date, a payment equal to:
(a)	the Employee’s annual bonus under clauses 4.2 and 4.3 for the year preceding the year in which the termination without Cause is effective, but only to the extent that bonuses for such preceding year have not been paid, plus

(b)	a pro-rata portion of the Employee’s annual bonus under clauses 4.2 and 4.3 for the year in which the termination without Cause is effective (such pro-rata portion to be calculated on a straight line basis from the beginning of the year through the date on which the Employee’s employment is terminated without Cause, and determined as if any performance goals on which such annual bonus is conditioned are achieved at 100% of target), provided that the bonus payment under this clause (b) will not be reduced on a pro-rata basis in the event the Employee’s termination is due to a delivery of a Notice of Non-Extension by GLG, plus

(c)	fifty percent (50%) of the Employee’s annual salary under clause 3.1, plus

(d)	fifty percent (50%) of the minimum annual bonus payable to the Employee under clauses 4.2 and 4.3 (determined as if any performance goals on which such minimum annual bonus is conditioned are achieved at 100% of target).
Alternatively, in lieu of advance notice, GLG may, in its absolute discretion, terminate the employment of the Employee without Cause at any time with immediate effect by paying the Employee in a lump-sum, within thirty (30) of his employment termination date, the amounts set forth in clauses (a), (b), (c), and (d) of the preceding paragraph, except that the references to “fifty percent (50%)” in clauses (c) and (d) will be replaced with references to “one hundred percent (100%)”.
8.3	By GLG With Cause. The Employee’s employment may be terminated by GLG with Cause in accordance with this clause 8.3. “Cause” shall be deemed to exist if the Employee shall at any time:
(a)	be guilty of gross misconduct, or commit a material breach of any provision of this Agreement; or

(b)	be in breach of regulatory requirements or internal compliance rules of any GLG Entity that are applicable to the Employee; or

(c)	have his standing as an attorney who is a member of the bar of the State of New York suspended, disqualified, or otherwise terminated; or

(d)	be investigated (which includes any informal or formal stage in any administrative, investigative, enforcement, adjudicative, disciplinary, or judicial investigation or proceeding, but excludes any such investigation or proceeding the subject of which is GLG and not the Employee) by the Securities Exchange Commission in the United States, the Financial Services Authority in the United Kingdom, or another government agency or regulatory body in any relevant jurisdiction, in each case for a potential violation of insider trading rules, the FSA’s Principles for Approved Persons, including, without limitation, Principle 1, or any similar rule governing the financial services business; provided that, if such investigation has been completed and results in a finding of no violation by the Employee, then, to the extent that GLG has not yet exercised its right to terminate the Employee with Cause as a result of such investigation, such investigation will no longer be grounds for GLG to terminate the Employee with Cause; or

(e)	be guilty of gross negligence in connection with or affecting the business or affairs of any GLG Entity for which the Employee is required to perform duties; or

(f)	be guilty of conduct that brings or is likely to bring the Employee or any GLG Entity into disrepute; or

(g)	be convicted of, or plead no contest to, a criminal offense other than a traffic-related offense for which a non-custodial penalty is imposed.
Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Cause” unless: (i) GLG gives reasonably-detailed, written notice to the Employee of the action or inaction alleged to constitute “Cause”; (ii) to the extent that such action or inaction can be cured, the Employee is provided with thirty (30) days in which he may cure any such action or inaction that would otherwise constitute “Cause”; and (iii) the Employee fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment will be deemed to have terminated upon the expiration of such cure period unless the parties hereto agree in writing to a different termination date.

Notwithstanding anything in this Agreement to the contrary, sub-clause (f) of this clause 8.3 will only constitute “Cause” to the extent that the Employee’s employment is terminated under that sub-clause before the occurrence of a “Change of Control” (as defined in clause 8.6) and while Noam Gottesman serves as GLG’s Co-Chief Executive Officer or Chief Executive Officer. In all other circumstances, sub-clause (f) will not be grounds to terminate the Employee’s employment with Cause.

8.4	By the Employee with Good Reason. The Employee may terminate his employment with Good Reason in accordance with this clause 8.4. “Good Reason” shall mean: (a) a material diminution in the Employee’s authority, duties, and responsibilities as General Counsel (not including his role as Corporate Secretary, which may be changed by GLG at its discretion without triggering this clause 8.4), other than as permitted in clause 8.8; (b) a material diminution in the authority, duties, and responsibilities of the Co-Chief Executive Officers of GLG (who are the individuals to whom the Employee reports); (c) a material change in the location from which the Employee must perform his services for GLG, including a requirement that he relocate to London, England; or (d) a material breach of this Agreement by GLG.

Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Good Reason” unless: (i) the Employee gives reasonably-detailed, written notice to GLG of the action or inaction alleged to constitute “Good Reason” no later than ninety (90) days after the initial existence of the action or inaction alleged to constitute “Good Reason”; (ii) GLG is provided with thirty (30) days in which it may cure any action or inaction that would otherwise constitute “Good Reason”; and (iii) GLG fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment will be deemed to have terminated upon the expiration of such cure period unless the parties hereto agree in writing to a different termination date.

In the event of a termination of the Employee’s employment with Good Reason, GLG will pay the Employee in a lump-sum, within thirty (30) of his employment termination date, the amounts set forth in clauses (a), (b), (c), and (d) of clause 8.2, except that the references to “fifty percent (50%)” in clauses (c) and (d) will be replaced with references to “one hundred percent (100%)”.

8.5	Death and Disability. The Employee’s employment will automatically terminate upon his death. Further, GLG reserves the right to terminate the Employee’s employment at any time during which the Employee has a “Disability.”

For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents the Employee from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that the Employee has incurred a Disability will be made by GLG, in its sole discretion, but in consultation with a physician selected by GLG and who works in the New York City greater metropolitan area, provided that such selected physician consults with the Employee’s physician in addition to any examination of the Employee and/or other tests on the Employee that such selected physician performs or orders to be performed, and the Employee hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a “Disability” will be made in accordance with applicable federal, state, and local laws.

In the event of a termination of the Employee’s employment due to death or Disability, GLG will pay the Employee or his estate, as applicable, his salary under clause 3.1 through the employment termination date. In such case, GLG will also pay to the Employee or his estate, as applicable, in a lump-sum, within thirty (30) of his employment termination date, the amounts set forth in clauses (a) and (b) of clause 8.2.

8.6	Following a Change of Control.

In the event that the Employee’s employment with GLG is terminated by GLG without Cause or by the Employee with Good Reason, in either case following a “Change of Control” (as defined below), then, subject to clause 8.7, and in lieu of any payments or benefits under clauses 8.2 or 8.4, as applicable, the Employee shall be entitled to receive the following payments and benefits:
(a)	within thirty (30) days, payment of the Employee’s minimum annual bonus under clauses 4.2 and 4.3 for the year preceding the year in which the Employee’s employment is terminated, but only to the extent that bonuses for such preceding year have not been paid;

(b)	within thirty (30) days, payment of a pro-rata portion of the Employee’s annual bonus (calculated on a straight-line basis from the beginning of the year through the date on which the Employee receives his notice of termination without Cause or terminates his employment with Good Reason) under clauses 4.2 and 4.3 for the year in which he receives his notice of termination without Cause or terminates his employment with Good Reason;

(c)	within thirty (30) days, a payment equal to two (2) times the Employee’s annual base salary as in effect as the time of the employment termination or immediately prior to the occurrence of the Change of Control, whichever is greater;

(d)	within thirty (30) days, a payment equal to two (2) times the higher of (i) the Employee’s bonus for the year immediately preceding the year in which his employment terminates, or (ii) the Employee’s bonus for the year immediately preceding the year in which the Change of Control occurs;

(e)	to the extent permitted under the terms of the applicable plan, two years of continued coverage for the Employee and his covered spouse and dependents under GLG’s health insurance plan (medical and dental) under the same terms and conditions that are applicable to senior employees of GLG then employed in New York City, provided that (i) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by GLG later than the end of the year following the year in which the underlying expense is incurred, (ii) any such benefit provided by GLG in any year will not be affected by the amount of any such benefit provided by GLG in any other year, subject to any maximum benefit limitations under the applicable plan’s terms, and (iii) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit; and

(f)	immediate vesting of any outstanding equity incentive awards made to the Employee under clause 5.
For purposes of this Agreement, “Change of Control” means the earliest to occur of the following events:
(i)	the acquisition of ownership after the commencement of the Employee’s employment with GLG by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the combined voting power of the outstanding voting securities of GLG entitled to vote generally in the election of directors (“Outstanding Voting Securities”) in excess of the Applicable Threshold (as defined below); provided that, for purposes of this subclause (i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by a GLG Entity; (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of common stock, par value $0.0001 per share, of GLG, or any security of GLG issued in substitution, exchange, or lieu thereof;

or (z) any acquisition pursuant to a transaction that complies with each of clauses (x), (y), and (z) of subclause (iii) of this definition of Change of Control; or

(ii)	individuals who, as of the commencement of the Employee’s employment with GLG, constitute the Board of Directors of GLG (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of GLG; provided that any individual becoming a director subsequent to that date whose election, or nomination for election by GLG’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity, or group other than the Board of Directors of GLG; or

(iii)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of GLG, or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns GLG or all or substantially all of GLG’s assets either directly or through one or more subsidiaries), (y) no Person (excluding any employee benefit plan (or related trust) of any GLG Entity or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, the combined voting power of the then outstanding voting securities in excess of the greater of (1) 25% of the outstanding voting securities or (2) the number of outstanding voting securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including their respective families, Trusts, partnerships, and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), in each case, with respect to the corporation resulting from such Corporate Transaction, except to the extent that such ownership existed in GLG prior to the Corporate Transaction, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of GLG’s board of directors, providing for such Corporate Transaction; or

(iv)	approval by the stockholders of GLG of a complete liquidation or dissolution of GLG.
For purposes of this clause 8.6, “Applicable Threshold” means the greater of (i) 25% of the then Outstanding Voting Securities, or (ii) the then Outstanding Voting Securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including by their respective families, Trusts, partnerships and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), as the case may be.

For purposes of this clause 8.6, “Trust” means any trust of which any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman is the settlor or of which any of them and/or any of the members of their family are beneficiaries, including the Gottesman GLG Trust, the Lagrange GLG Trust and the Roman GLG Trust.

8.7	Notwithstanding anything in this Agreement to the contrary, in the event that any payment to be made or benefit to be provided to the Employee, including any accelerated vesting and/or payment of any equity incentive award, whether under this Agreement or otherwise, would subject the Employee to the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, as amended, then (a) the severance benefits payable or to be provided to the Employee, and/or (b) the accelerated vesting and/or payment of any equity incentive award, will be reduced or cancelled such that the amount of severance benefits provided to the Employee, including any accelerated vesting and/or payment of any equity incentive award, will be equal to the maximum amount payable or that can be provided to the Employee without causing him to incur the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code.

8.8	GLG is not under any obligation to provide the Employee with any work, and GLG may suspend the Employee or place him on a leave of absence without duties, exclude the Employee from all or any premises of GLG, and/or require that the Employee not contact any colleagues or clients, not work on any GLG matters or projects, and not access electronic data in GLG’s offices via home computers, modems, or otherwise:
8.8.1	for any period in connection with any investigation into (a) any alleged misconduct or neglect by the Employee or (b) any alleged action or inaction that may constitute Cause under clause 8.3; or

8.8.2	for any period not exceeding the applicable notice period after either party has given notice of termination of employment; provided that, in such event, any payments under this clause 8, except to the extent clause 8.10 is applicable or to the extent any payment or portion thereof is not a “deferral of compensation” under or would otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code, will be made no later than March 15 of the year following the year in which the Employee ceases to perform services for GLG;
provided that throughout such period the Employee’s salary under clause 3.1, bonus under clauses 4.2 and 4.3, and benefits under clause 7.1 shall continue to be paid or provided by GLG in accordance with those clauses (but without duplication of any amounts paid to the Employee pursuant to clause 8.8.2). The Employee acknowledges and agrees that, during any period of suspension, all obligations and duties of the Employee contained in this Agreement (other than those suspended as set out in this clause 8.8) will continue to have full force and effect.

8.9	GLG reserves the right to condition any compensation under this clause 8, or the Employee’s right to continue to receive salary and/or bonus payments for any portion of any notice period under this clause 8 during which the Employee is not performing services, upon the Employee’s execution of a customary general release and such general release becoming effective. To the extent any such amount constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) as a result of a “separation from service” (as defined in Section 409A of the Internal Revenue Code), then the execution and effective date of such general release must occur before the payment date set forth in clause 8.10.

8.10	To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) that is not exempt from Section 409A as a result of a “separation from service” (as defined in Section 409A of the Internal Revenue Code), including any amount payable under this clause 8, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Employee until the day after the date that is six months following the Employee’s “separation from service,” to the extent such payment otherwise would have been made during such six-month period, but only if the Employee is deemed by GLG, in accordance with any relevant procedures that it may establish, to be a “specified employee” under Section 409A of the Internal Revenue Code at the time the Employee “separates from service.” This clause 8.10 will not be applicable after the Employee’s death.

8.11	Upon the termination of his employment (for whatever reason and howsoever arising), the Employee shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of any GLG Entity, nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of any GLG Entity (except as a former employee for the purpose of communicating with prospective employers, responding to requests from government regulators, or complying with any applicable law or Ethical Rule (as defined in clause 12.7), or as a holder of any outstanding equity award granted to the Employee).

9.	Confidential Information

9.1	“Confidential Information” means any information that belongs to any GLG Entity, or any of their clients or suppliers, including, without limitation, Intellectual Property (as defined in clause 10.1), technical data, market data, trade secrets, research, business plans, product information, projects, services, client lists, client preferences, client transactions, supplier lists, supplier rates, hardware, technology, inventions, developments, processes, formulas, designs, marketing methods and strategies, pricing strategies, sales methods, financial information, transactional information, corporate and tax structures, revenue figures, account information, credit information, financing arrangements, information disclosed to the Employee by any GLG Entity in confidence directly or indirectly, information that the Employee ought reasonably to understand is confidential, and information in respect of which any GLG Entity is bound by an obligation of confidence to a third party, and whether in writing (including via email), orally, or by electronic records, drawings, pictures, or inspection of tangible property.

9.2	The Employee acknowledges that, during the course of his employment with GLG, the Employee has had and will have access to Confidential Information. The Employee agrees, both during the term of his employment and following its termination, that he has and will continue to hold the Confidential Information in the strictest confidence, and that he has not and will not use or attempt to use, other than in the proper performance of the Employee’s duties, the Confidential Information except for the benefit of the GLG Entities, and he has not and will not disclose any Confidential Information to any other person or entity without the prior written authorization of GLG. This obligation is in addition to, and not in lieu of, the confidentiality obligations that the Employee has to the GLG Entities as an attorney for the GLG Entities.

9.3	Subject to the confidentiality obligations that the Employee has to the GLG Entities as an attorney for the GLG Entities, the restrictions of clause 9.2 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which the Employee is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, or pursuant to any law or Ethical Rule (as defined in clause 12.7) applicable to the Employee, and which disclosure the GLG Entities, following the Employee’s immediate notification to GLG of such requirement, is unable legally to prevent.

9.4	The Employee will be required, and hereby agrees, to execute any additional confidentiality agreements with any GLG Entity in such form as will be reasonably required by GLG or such GLG Entity.

9.5	Following the termination of the Employee’s employment with GLG, or at any time during its continuance upon request by GLG, the Employee will promptly deliver to GLG and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to any GLG Entity, or that belongs to any other third party and is in the Employee’s possession as a result of his employment with GLG, including, without limitation, any Confidential Information, computer hardware and software, palm pilots, pagers, cell phones, blackberries, other electronic equipment, records, data, client lists and information, notes, reports, correspondence, financial information, corporate information, account information, files, and other documents and information, including any and all copies of the foregoing.

10.	Intellectual Property

10.1	“Intellectual Property” means any rights in or to intellectual property including, without limitation, patents, trade marks, service marks, design rights, copyrights, utility models, inventions, drawings, rights in computer programs (including both object code and source code), and whether registered or unregistered, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing.

10.2	The Employee agrees that all Intellectual Property that the Employee creates or discovers during the course of or as a result of his employment with GLG and that relates to or is capable of being used in the business of any GLG Entity shall vest automatically in and belong exclusively to GLG or its nominee, and the Employee shall not have any rights or licences in such Intellectual Property except as explicitly granted in writing to him by GLG.

10.3	If, at any time in the course of the Employee’s employment, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of any GLG Entity, then the Employee shall immediately disclose full details of such Intellectual Property to GLG, and at the expense of GLG the Employee shall do all things necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by GLG and for vesting all rights in the same in GLG or its nominee.

10.4	The Employee hereby irrevocably appoints GLG or its nominee to be the Employee’s agent to sign any instrument, or to execute or do any act, on the Employee’s behalf in order to give GLG or its nominee the full benefit of this clause 10, and in favor of any third party a certificate in writing signed by an officer of GLG that any instrument or act falls within the authority of GLG conferred by this clause 10 shall be conclusive evidence that such is the case.

10.5	The Employee hereby waives all of the Employee’s moral rights, if any, in respect of any acts of any GLG Entity or any party acting on its authority, in relation to any Intellectual Property that is the property of or licensed to GLG, its nominee, or any GLG Entity by virtue of this clause 10.

10.6	The Employee agrees that he has disclosed in writing all Intellectual Property that was made or discovered by the Employee prior to the commencement of his employment with GLG, or that belongs to the Employee either solely or jointly with others (each such item referred to as a “Prior Invention” and collectively as “Prior Inventions”). Other than as so disclosed, the Employee agrees and acknowledges that there are no Prior Inventions. If, in the course of the Employee’s employment with GLG, the Employee incorporates a Prior Invention into any product, software, business material, process, service, or machine of any GLG Entity, then the GLG Entities are hereby granted a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Invention as part of or in connection with such product, software, business material, process, service, or machine.

10.7	The Employee shall keep and maintain adequate and up to date written records of all Intellectual Property made or discovered by the Employee (either solely or jointly with others) during his employment with GLG. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any similar format appropriate to the relevant Intellectual Property and/or required from time to time by GLG. The records will be available to and remain the sole property of GLG at all times, and the Employee shall not perform any action with such records (other than to maintain them in an up to date state) without the express permission of GLG, such permission to be at the sole discretion of GLG.

10.8	All rights and obligations of the Employee under this clause 10 shall continue in full force and effect after the termination of his employment and shall be binding upon the Employee’s heirs, assigns, and personal representatives.

11.	Further Obligations of the Employee

11.1	The Employee shall, during his employment and (where appropriate) after its termination, comply (and, if applicable, shall procure that his spouse and minor children shall comply) with all applicable rules of law, regulations, and codes of conduct of any GLG Entity in effect from time to time in relation to dealings in shares, debentures, or other securities, and the Employee shall, in relation to any dealings in securities of foreign companies, comply with all laws of any foreign state affecting dealings in the securities of such companies.

11.2	The Employee represents that his employment with GLG does not violate any prior agreement with a former employer or third party. Should the Employee breach such representation, the Employee agrees to indemnify the GLG Entities on demand for any and all damages (including, without limitation, legal fees) that any GLG Entity incurs as a result of the Employee’s breach of such representation.

12.	Restrictive Covenants

12.1	For the purpose of this clause 12, the following expressions shall have the following respective meanings:
12.1.1	“Business” means the management, investment management, and investment advisory businesses, and the business of structuring, establishing, marketing, distributing, and managing investment funds, as carried on by any GLG Entity on the Employee’s termination date.

12.1.2	“Key Employee” means any person who, at the Employee’s employment termination date, is employed or engaged by any GLG Entity (a) with whom the Employee has had material contact during the course of his employment with GLG, and (b) either (i) is employed or engaged in the capacity of providing legal services or advice, or marketing or managing fund assets, or (ii) is in the possession of Confidential Information, or (iii) is directly managed by or reports to the Employee; and in the event that any person is found to have been solicited or hired by the Employee prior to the Employee’s termination date and such person would have been a Key Employee on the Employee’s termination date but for the actions of the Employee, then such person will also be considered to be a Key Employee. Notwithstanding the foregoing, the Employee’s executive assistant referenced in clause 7.2 will not be considered to be a Key Employee.

12.1.3	“Restricted Area” means the United States, the United Kingdom, and any other country in which the Employee has undertaken his duties to a material extent at any time during the period of twelve (12) months immediately preceding the Employee’s employment termination date.

12.1.4	“Restriction Period” means the period of the Employee’s employment with GLG, plus (a) the period of twelve (12) months for purposes of clauses 12.3, 12.4.1, and 12.4.4, and (b) the period of eighteen (18) months for purposes of clauses 12.4.2 and 12.4.3, with the time periods in clauses (a) and (b) calculated from the Employee’s termination date.
12.2	The Employee acknowledges that, during the course of his employment with GLG, he has had and will have (a) access to Confidential Information, and/or (b) influence over or connection with clients, employees, and other service providers of the GLG Entities, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this clause 12 in order to provide the GLG Entities with reasonable protection for those interests.

12.3	Subject to clauses 12.5, 12.6, and 12.7, the Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

12.4	Subject to clauses 12.5, 12.6, and 12.7, the Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:
12.4.1	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which has at any time during the period of twelve (12) months immediately preceding the Employee’s employment termination date done business or dealt with, or received services from, any GLG Entity as a client, and with whom or which the Employee shall have had dealings during the course of his employment with GLG, other than clients that were Business-related clients of the Employee (as opposed to clients of his legal practice) prior to the time he first became employed by GLG;

12.4.2	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which at the Employee’s employment termination date or at any time during the period of twelve (12) months prior to that date is a client of any GLG Entity, and with whom or which the Employee shall have had dealings during the course of his employment with GLG, other than clients that were Business-related clients of the Employee (as opposed to clients of his legal practice) prior to the time he first became employed by GLG;

12.4.3	solicit for employment, or entice away from employment or any service relationship with any GLG Entity, any Key Employee who, on the Employee’s employment termination date, is employed or engaged by any

GLG Entity, or who was so employed or engaged at any time during the six (6) months immediately preceding the Employee’s termination date; or

12.4.4	hire or engage for services any Key Employee who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six (6) months immediately preceding the Employee’s termination date.
12.5	Notwithstanding anything to the contrary in this clause 12, but subject to clause 12.7, following the termination of his employment with GLG, the Employee will be permitted to work for Chadbourne & Parke LLP or any successor law firm, whether as a partner or otherwise.

12.6	Notwithstanding anything to the contrary in this clause 12, but subject to clause 12.7, following the termination of his employment with GLG, the Employee will be permitted to work for a law firm, whether as a partner or otherwise, or as a solo practitioner, and to service the clients of such law firm or solo practice, provided that, for the three (3) year period immediately following the Employee’s termination of employment with GLG, unless he obtains the written permission of GLG, the Employee may not work on any matter or provide any service that is adverse to any GLG Entity. Nothing in this clause 12.6 will prohibit the Employee’s law firm from working on any such matter, provided that proper ethical walls or similar procedures are in place to insulate the Employee from such matter and such ethical walls or similar procedures otherwise satisfy the “Ethical Rules” (as defined in clause 12.7).

12.7	Nothing in this clause 12, or any other provision of this Agreement, reduces or narrows any obligation that the Employee has to any GLG Entity under any ethical, disciplinary, professional responsibility, or similar rules or canons (“Ethical Rules”) applicable to the Employee by virtue of his status as an attorney and legal counsel to the GLG Entities. For the avoidance of doubt, in the event that the Ethical Rules would prohibit the Employee from working for or otherwise servicing a client because of the Employee’s prior relationship with the GLG Entities, then such prohibition will continue to be applicable even if such work or service by the Employee would not violate this Agreement absent an appropriate written waiver or consent. Further, to the extent that the Employee works for a law firm or other legal-related employer following the termination of his employment with GLG, nothing in this clause 12, or any other provision of this Agreement, reduces or narrows any obligation that any such law firm or other legal-related employer would have to any GLG Entity under the Ethical Rules applicable to such law firm or other legal-related employer by virtue of the Employee’s status as an attorney and legal counsel, or former attorney and legal counsel, to the GLG Entities.

12.8	The Employee hereby agrees that he will, at the cost of GLG, enter into a direct agreement or undertaking with any GLG Entity whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 12 in relation to such activities and such area and for such a period not exceeding the Restriction Period as such GLG Entity may reasonably require for the protection of its legitimate business interests.

12.9	The covenants contained in this clause 12 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

12.10	The Employee acknowledges that the remedy at law for his breach of this clause 12 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this clause 12, GLG will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and the Employee consents to the issuance of such equitable relief. Nothing in this clause 12.10 will be deemed to limit GLG’s remedies at law or in equity that may be pursued or availed of by GLG for any breach or threatened breach by the Employee of any part of this clause 12.

12.11	The covenants contained in this clause 12 have been agreed by the parties hereto to be reasonable. The business of the GLG Entities is highly competitive, the terms of this clause 12 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this clause 12 are not more restrictive than is necessary to protect the legitimate interests of the GLG Entities.

13.	Miscellaneous

13.1	This Agreement constitutes the entire agreement and understanding between GLG and the Employee and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement, including, without limitation, as of the effective date of this Agreement, the employment agreement between GLG and the Employee dated November 2, 2007 (the “Prior Agreement”), but specifically excluding the restricted stock agreements between GLG and the Employee dated November 5, 2007 and March 17, 2010.

13.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

13.3	Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of New York, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Employee and GLG irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive (i) any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.

13.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

13.5	GLG shall be entitled, without notice to the Employee, at any time during his employment with GLG and upon the termination of such employment, to set off and/or make deductions from the Employee’s compensation or from any other sums due to the Employee from any GLG Entity in respect of any overpayment of any kind made to the Employee or in respect of any outstanding debt or other sum due from the Employee. In addition, all payments made under this Agreement to the Employee will be subject to applicable tax and other payroll withholdings.

13.6	Except to the extent that applicable law requires that any specific action be taken or performed by the Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by GLG under this Agreement may be taken, performed, or provided by either of GLG’s Co-Chief Executive Officers (or if there is only one Chief Executive Officer, then by that individual).

13.7	Any waiver by GLG of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

13.8	Due to the personal nature of the services contemplated under this Agreement, this Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee. GLG may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of GLG agrees to be bound by the provisions of this Agreement.

13.9	To the extent any amount or benefit under this Agreement is nonqualified deferred compensation that is subject to (and not exempt from) the requirements of Section 409A, then, with respect to such amount or benefit, this Agreement will be interpreted in a manner to comply with the requirements of Section 409A.

GLG Partners, Inc.

by:	/s/ Noam Gottesman	Date: 3/17/2010

Name: Noam Gottesman
Title: Co-Chief Executive Officer

by:	Employee

	/s/ Alejandro San Miguel	Date: 3/17/2010

Alejandro San Miguel

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